Exhibit 99.1

PRIMEDIA Inc. To Sell Its Hunting, Shooting and Fishing Titles

NEW YORK, NY (December 7, 2006)—PRIMEDIA, Inc. (NYSE: PRM) the country’s leading targeted media company, announced today that it has agreed to sell its hunting, fishing, and shooting titles to InterMedia Outdoor, Inc., an entity controlled by InterMedia Partners, L.P., a New York-based private equity firm, for $170 million in cash.  The sale is inclusive of events, Web sites, TV and radio programming, and branded products related to the 17 publications included in this transaction.  The titles sold operated as part of PRIMEDIA’s Outdoors Group.

“We have done a lot of hard work to secure category-leading status for our hunting, shooting and fishing titles,” said Dean Nelson, Chairman, President and CEO, PRIMEDIA.  “The sale presented us with an opportunity to realize significant value for a collection of great brands while at the same time maintaining PRIMEDIA’s position as the leading publisher for the 18-34 male demographic.

“We continue to dedicate focus on core products that will create value for the Company over time.  The sale of these titles is an incremental and positive step towards our goal of improving our balance sheet and reducing our financial leverage.  We expect the sale will be accretive in the quarters ahead.”

The closing will take place following standard U.S. regulatory approval and satisfaction of other normal conditions. The transaction is expected to close no later than the end of the first quarter 2007.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $984 million, its properties comprise approximately 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with approximately 90 publications, 100 websites, 90 events, 12 TV programs, over 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Source Inc. is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.

•                  Education includes Channel One, a proprietary network to secondary schools, Films Media Group, a leading source of educational video, and PRIMEDIA Healthcare, a continuing medical education business.

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CONTACT:

Press: Sloane & Company, Josh Hochberg, 212-446-1892, jhochberg@sloanepr.com

Investor Relations: PRIMEDIA, Eric Leeds, 212-745-1885